Exhibit 99.1

Contact: Charity Frantz
January 21, 2021	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces FOURTH QUARTER 2020 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and annual periods ended December 31, 2020.

Dividend Declared

On January 21, 2021, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.27 per share. The dividend is payable on February 12, 2021 to shareholders of record as of February 1, 2021.

Acquisitions of Covenant Financial, Inc. and Monument Bancorp, Inc.

C&N’s acquisition of Covenant Financial, Inc. (“Covenant”) was completed July 1, 2020. Covenant was the parent company of Covenant Bank, a commercial bank which operated a community bank office in Bucks County, Pennsylvania and another in Chester County, Pennsylvania. Pursuant to the transaction, Covenant merged with and into C&N and Covenant Bank merged with and into C&N’s bank subsidiary, Citizens & Northern Bank. Total purchase consideration was $63.3 million, including common stock with a fair value of $41.6 million and cash of $21.7 million. Holders of Covenant common stock prior to the consummation of the merger held approximately 12.9% of C&N’s common stock outstanding immediately following the merger.

In connection with the acquisition, C&N recorded goodwill of $24.1 million and a core deposit intangible asset of $3.1 million. Assets acquired included loans valued at $464.8 million, cash and due from banks of $97.8 million, bank-owned life insurance valued at $11.2 million and securities valued at $10.8 million. Liabilities assumed included deposits valued at $481.8 million, borrowings valued at $64.0 million and subordinated debt valued at $10.1 million. The assets purchased and liabilities assumed in the acquisition were recorded at their preliminary estimated fair values at the time of closing and may be adjusted for up to one year subsequent to the acquisition.

The acquisition of Covenant follows the acquisition of Monument Bancorp, Inc. (“Monument”) on April 1, 2019. Monument was the parent company of Monument Bank, with two community banking offices and a lending office in Bucks County, Pennsylvania. Monument merged with and into C&N and Monument Bank merged with and into Citizens & Northern Bank. The total transaction value of the Monument acquisition was $42.7 million.

C&N incurred pre-tax merger-related expenses related to the Covenant transaction of $7.7 million for the year ended December 31, 2020, including expenses totaling $0.2 million in the fourth quarter 2020. Merger-related expenses totaled $4.1 million for the year ended December 31, 2019, including $3.8 million associated with the Monument transaction and $0.3 million associated with the Covenant transaction. Fourth quarter 2019 merger-related expenses totaled $0.3 million.

Unaudited Financial Information

Net income was $0.43 per diluted share in the fourth quarter 2020, up from $0.18 in the third quarter 2020 and $0.40 in the fourth quarter 2019. For the year ended December 31, 2020, net income per diluted share was $1.30, down from $1.46 per share for the year ended December 31, 2019. Earnings for the year ended December 31, 2020 were significantly impacted by the Covenant acquisition, including the effects of merger-related expenses described earlier. Further, interest income on loans acquired from Covenant, partially offset by interest expense on deposits, borrowings and subordinated debt assumed, contributed to growth in C&N’s net interest income, while costs associated with the expansion contributed to an increase in noninterest expenses. Results for the year ended December 31, 2019 were significantly impacted by merger-related expenses and other effects of the Monument acquisition.

In the fourth quarter 2020, C&N incurred a pre-tax loss of $1.6 million on prepayment of long-term borrowings (Federal Home Loan Bank of Pittsburgh advances) with outstanding balances totaling $48.0 million. The borrowings included several advances maturing in 2022 through 2024 with a weighted-average interest rate of 1.77% and a weighted-average duration of 2.3 years. Management estimated the use of excess cash to prepay borrowings would generate an improvement in the net interest margin of approximately 0.11% in 2021 over previous internal projections, and that the loss would be recovered through higher future earnings in approximately two years.

As described below, excluding merger-related expenses, loss on prepayment of borrowings and net realized gains on securities, adjusted (non-U.S. GAAP) earnings of $0.51 per share for the fourth quarter 2020 were higher than the comparative $0.42 per share for the fourth quarter 2019, and adjusted (non-U.S. GAAP) earnings were $1.79 per share for the year ended December 31, 2020 as compared to $1.70 per share for the year ended December 31, 2019.

The following table provides a reconciliation of C&N’s fourth quarter and annual 2020 and 2019 unaudited earnings results under U.S. generally accepted accounting principles (U.S. GAAP) to comparative non-U.S. GAAP results excluding merger-related expenses, loss on prepayment of borrowings and net realized gains on securities. Management believes disclosure of unaudited fourth quarter and annual 2020 and 2019 earnings results, adjusted to exclude the impact of these items, provides useful information to investors for comparative purposes.

RECONCILIATION OF UNAUDITED U.S. GAAP NET INCOME AND

DILUTED EARNINGS PER SHARE TO NON-U.S. GAAP MEASURE

(Dollars In Thousands, Except Per Share Data)

(Unaudited)

	4th Quarter 2020				4th Quarter 2019
	Income			Diluted	Income			Diluted
	Before			Earnings	Before			Earnings
	Income	Income		per	Income	Income		per
	Tax	Tax	Net	Common	Tax	Tax	Net	Common
	Provision	Provision	Income	Share	Provision	Provision	Income	Share
Earnings Under U.S. GAAP	$8,251	$1,481	$6,770	$0.43	$6,593	$1,135	$5,458	$0.40
Add: Merger-Related Expenses (1)	182	38	144		281	31	250
Add: Loss on Prepayment of Borrowings (1)	1,636	344	1,292		0	0	0
Net Gains on Available-for-Sale Debt Securities (1)	(144)	(30)	(114)		(3)	(1)	(2)
Adjusted Earnings (Non-U.S. GAAP)	$9,925	$1,833	$8,092	$0.51	$6,871	$1,165	$5,706	$0.42

	Year Ended December 31, 2020				Year Ended December 31, 2019
	Income			Diluted	Income			Diluted
	Before			Earnings	Before			Earnings
	Income	Income		per	Income	Income		per
	Tax	Tax	Net	Common	Tax	Tax	Net	Common
	Provision	Provision	Income	Share	Provision	Provision	Income	Share
Earnings Under U.S. GAAP	$23,212	$3,990	$19,222	$1.30	$23,409	$3,905	$19,504	$1.46
Add: Merger-Related Expenses (1)	7,708	1,574	6,134		4,099	829	3,270
Add: Loss on Prepayment of Borrowings (1)	1,636	344	1,292		0	0	0
Net Gains on Available-for-Sale Debt Securities (1)	(169)	(35)	(134)		(23)	(5)	(18)
Adjusted Earnings (Non-U.S. GAAP)	$32,387	$5,873	$26,514	$1.79	$27,485	$4,729	$22,756	$1.70

(1)	Income tax has been allocated based on a marginal income tax rate of 21%. The effect on the income tax provision of merger-related expenses is adjusted for the estimated nondeductible portion of the expenses.

Additional highlights related to C&N’s fourth quarter and annual unaudited U.S. GAAP earnings results as compared to the third quarter 2020 and comparative periods of 2019 are presented below.

Fourth Quarter 2020 as Compared to Third Quarter 2020

Net income was $6,770,000, or $0.43 per diluted share, for the fourth quarter 2020, up from $2,848,000, or $0.18 per diluted share, in the third quarter 2020. Excluding the effects of merger-related expenses, loss on prepayment of borrowings and net realized gains on securities, adjusted (non-U.S. GAAP) earnings per share were $0.51 per share for the fourth quarter 2020, up from a similarly adjusted $0.50 per share for the third quarter 2020. Other significant variances were as follows:

●	Net interest income totaled $19,755,000 in the fourth quarter 2020, up $473,000 from the third quarter 2020 amount of $19,282,000. Total interest and fees from loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) were $1,495,000 in the fourth quarter 2020, an increase of $606,000 over the third quarter total. This increase in income from PPP loans resulted from an acceleration of origination fees based on the SBA’s repayment of loans tied to the forgiveness of the underlying borrowers. Average loans outstanding totaled $1.670 billion in the fourth quarter 2020, down $36.0 million from the prior quarter, including a $9.7 million decrease in average PPP loans as well as decreases in other commercial loans and residential mortgage loans. The reduction in average residential mortgage loans outstanding reflects a greater proportion of residential mortgage loans originated being sold on the secondary market. Average total deposits decreased $38.9 million, including decreases in average time deposits and a seasonal decrease in balances maintained by municipal depositors. The net interest rate spread increased 0.20%, as the average yield on earning assets increased 0.13% while the average rate on interest-bearing liabilities decreased 0.07%. The net interest margin was 3.76% in the fourth quarter, up from 3.57% in the third quarter 2020.

●	C&N recognized a provision for loan losses of $620,000 in the fourth quarter 2020, a decrease in expense of $1,321,000 from the third quarter 2020 provision of $1,941,000. The fourth quarter 2020 provision included a net charge of $262,000 related to specific loans (increase in specific allowances on loans of $274,000, partially offset by net recoveries of $12,000) and a charge of $358,000 attributable to increases in the collectively determined portion of the allowance for loan losses. The higher provision for loan losses in the third quarter 2020 included the net impact of a charge-off of $2,219,000 on a commercial loan of $3,500,000 for which the previously-established allowance had been $1,193,000.

●	Noninterest income was $6,565,000 in the fourth quarter 2020, down $405,000 from the third quarter 2020 amount. Significant variances included the following:

➢	Net gains from sales of loans totaled $1,472,000 in the fourth quarter 2020, a decrease of $580,000 from the third quarter total. The volume of residential mortgage loans sold in the fourth quarter 2020 was high by C&N’s historical standards, though down from the third quarter.

➢	Loan servicing fees, net, were $198,000 in the fourth quarter 2020 as compared to negative $87,000 (a decrease in revenue) in the third quarter 2020. The fair value of mortgage servicing rights increased $41,000 in the fourth quarter 2020, as compared to a decrease of $221,000 in the third quarter 2020, as market assumptions regarding prepayment speeds decreased in the fourth quarter.

➢	Other noninterest income totaled $689,000, a decrease of $214,000 from the third quarter total. Income from a life insurance arrangement in which benefits were split between C&N and heirs of a former employee was $279,000 in the third quarter 2020, with no corresponding income recognized in the fourth quarter 2020.

●	Noninterest expense, excluding merger-related expenses and loss on prepayment of borrowings, totaled $15,775,000 in the fourth quarter 2020, an increase of $1,127,000 from the third quarter 2020 amount. Salaries and wages of $8,062,000 increased $1,229,000 from the third quarter 2020. Total cash-and-stock-based compensation expense increased $680,000, consistent with an updated comparison of C&N’s earnings performance to that of defined peer groups. Also contributing to the increase were an accrual of $265,000 due to a change in paid time off policy driven by COVID-19, and $134,000 of salary expense related to an additional bonus in recognition of extra efforts required to deal with COVID-19 related conditions paid to employees who are not included in the incentive compensation plan.

●	The income tax provision was $1,481,000 for the fourth quarter 2020, up from $438,000 for the third quarter 2020. The increase in income tax provision reflected the increase in pre-tax income of $4,965,000 for the quarter. The effective tax rate of 17.9% for the fourth quarter 2020 was up from 13.3% for the third quarter as the third quarter tax rate included the marginal impact of a significant portion of the Covenant merger-related expenses.

Fourth Quarter 2020 as Compared to Fourth Quarter 2019

As described above, fourth quarter 2020 net income was $6,770,000, and excluding the effects of merger-related expenses and loss on prepayment of borrowings and net realized gains on securities, adjusted (non-U.S. GAAP) earnings were $8,092,000. In comparison, fourth quarter 2019 net income was $5,458,000, and excluding merger-related expenses and net realized gains on securities, adjusted (non-U.S. GAAP) earnings were $5,706,000. Other significant variances were as follows:

●	Fourth quarter 2020 net interest income of $19,755,000 was $5,464,000 higher than the fourth quarter 2019 total, reflecting the impact of growth mainly attributable to the Covenant acquisition. Average outstanding loans increased $503.2 million, and average total deposits increased $574.5 million. The net interest margin for the fourth quarter 2020 was 3.76% as compared to 3.75% for the fourth quarter 2019. The average yield on earning assets of 4.15% for the fourth quarter 2020 was down 0.38% from the fourth quarter 2019, while the average rate on interest-bearing liabilities of 0.55% in the fourth quarter 2020 was 0.54% lower than the comparable fourth quarter 2019 average rate. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $1,273,000 in the fourth quarter 2020 as compared to a net positive impact of $150,000 in the fourth quarter 2019.

●	The provision for loan losses was $620,000 in the fourth quarter 2020 as compared to $652,000 in the fourth quarter 2019. Details concerning the fourth quarter 2020 provision for loan losses are described previously.

●	Noninterest income for the fourth quarter 2020 was up $1,499,000 from the fourth quarter 2019 total. Significant variances included the following:

➢	Net gains from sales of loans of $1,472,000 for the fourth quarter 2020 were up $1,166,000 from the total for the fourth quarter 2019. The increase reflects an increase in volume of mortgage loans sold, due mainly to the impact of historically low interest rates on the housing market and refinancing activity.

➢	Other noninterest income totaled $689,000, an increase of $251,000 from the fourth quarter 2019. In the fourth quarter 2020, fee income for providing credit enhancement on sale of mortgage loans increased $96,000, dividend income from Federal Home Loan Bank stock was up $37,000, and credit card interchange income increased $26,000.

➢	Interchange revenue from debit card transactions totaled $817,000 in the fourth quarter 2020, an increase of $127,000 over the fourth quarter 2019 total.

➢	Loan servicing fees, net, were $198,000 in the fourth quarter 2020, an increase of $107,000 over the fourth quarter 2019 total.

➢	Service charges on deposit accounts of $1,105,000 in the fourth quarter 2020 were down $290,000 from the fourth quarter 2019 amount, as the volume of consumer and business overdraft activity fell.

●	Noninterest expense, excluding merger-related expenses and loss on prepayment of borrowings, increased $3,941,000 in the fourth quarter 2020 over the fourth quarter 2019 amount. Significant variances included the following:

➢	Salaries and wages of $8,062,000 increased $2,667,000 from the fourth quarter 2019, reflecting an increase in personnel due to the Covenant acquisition and an increase in incentive compensation stemming from the adjusted comparison of C&N’s earnings performance to peers and additional COVID-19 related compensation costs in the fourth quarter 2020 as mentioned above.

➢	Pensions and other employee benefits expense increased $391,000, reflecting the increase in personnel from the Covenant acquisition and an increase in health care expense from C&N’s partially self-insured plan.

➢	Data processing expenses increased $308,000, including the impact of increases in software licensing and maintenance costs associated with core banking, lending, trust and other functions.

➢	Professional fees expense increased $153,000, including costs associated with increased use of outsourced services to support a range of activities, most significantly in certain trust administrative activities.

➢	Occupancy expense increased $142,000, primarily reflecting an increase due to the Covenant acquisition.

➢	Other noninterest expense increased $121,000. Within this category, amortization of core deposit intangibles increased $134,000 related to the Covenant acquisition.

●	The income tax provision of $1,481,000 for the fourth quarter 2020 was up $346,000 from $1,135,000 for the fourth quarter 2019, reflecting higher pre-tax income.

Year Ended December 31, 2020 as Compared to Year Ended December 31, 2019

Net income for the year ended December 31, 2020 was $19,222,000, or $1.30 per diluted share, while net income for the year ended December 31, 2019 was $19,504,000, or $1.46 per share. Excluding the impact of merger-related expenses, loss on prepayment of borrowings and net securities gains, adjusted (non-U.S. GAAP) earnings for the year ended December 31, 2020 would be $26,514,000 or $1.79 per share as compared to similarly adjusted earnings of $22,756,000 or $1.70 per share for the year ended December 31, 2019. Other significant variances were as follows:

●	For the year ended December 31, 2020, net interest income of $67,565,000 was up $13,077,000 over the 2019 total. Results for 2020 included the benefit of the mid-year Covenant acquisition and included the impact of former Monument activity for the full year as compared to the final nine months of 2019. In 2020, annual average outstanding loans totaled $1.445 billion, an increase of $387.5 million over 2019, and annual average total deposits of $1.586 billion were up $372.7 million. The net interest margin for the year ended December 31, 2020 was 3.69%, down from 3.86% for 2019. The annual average yield on earning assets was 4.21% for 2020, down 0.37% from 2019, while the average rate on interest-bearing liabilities of 0.72% in 2020 was 0.30% lower than the 2019 average rate. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $3,272,000 for the year ended December 31, 2020 as compared to a net positive impact of $558,000 in 2019.

●	For the year ended December 31, 2020, the provision for loan losses was $3,913,000, an increase in expense of $3,064,000 as compared to 2019. The provision included the impact of the $2,219,000 charge-off of a commercial loan referenced previously. In total, the provision for 2020 included a net charge of $2,238,000 related to specific loans (net decrease in specific allowances on loans of $126,000 and net charge-offs of $2,364,000) and a $1,675,000 increase in the collectively determined portion of the allowance for loan losses. The increase in the collectively determined portion of the allowance includes the impact of an increase in the net charge-off experience factor for commercial loans and an increase in qualitative factors.

●	Total noninterest income, excluding realized securities gains, for the year ended December 31, 2020 was up $5,060,000 (26.2%) from the total for 2019. Significant variances included the following:

➢	Net gains from sales of loans totaled $5,403,000 for the year ended December 31, 2020, an increase of $4,479,000 over the total for the year ended December 31, 2019. As noted above, the increase reflects an increase in volume of mortgage loans sold, resulting mainly from lower interest rates.

➢	Other noninterest income totaled $3,010,000, an increase of $1,135,000 over 2019. Income from realization of tax credits of $504,000 was $349,000 higher in 2020 as compared to 2019. In 2020, income from a life insurance arrangement in which benefits were split between C&N and heirs of a former employee was $279,000. Dividend income from Federal Home Loan Bank stock of $654,000 was up $167,000, reflecting a higher average balance of stock held due to increased borrowings and credit card interchange income totaled $289,000 in 2020, an increase of $76,000 over 2019. Fee income from credit enhancement provided on residential mortgage loans sold totaled $227,000 in 2020, an increase of $137,000 over 2019.

➢	Service charges on deposit accounts of $4,231,000 in 2020 were down $1,127,000 (21.0%) from the total for 2019, as the volume of consumer and business overdraft activity fell.

●	Noninterest expense, excluding merger-related expenses and loss on prepayment of borrowings, increased $10,171,000 (22.4%) for the year ended December 31, 2020 over the year ended December 31, 2019. Significant variances included the following:

➢	Total salaries and wages and benefits expenses increased $6,581,000, reflecting: inclusion of Covenant for six months in 2020 and the former Monument operations for all of 2020 as compared to nine months in 2019; an increase in incentive compensation mainly attributable to increases in earnings performance as compared to peers and an increase in residential mortgage origination volume; annual merit-based salary adjustments; an increase in overtime pay related mainly to mortgage lending activity; a reduction in expense due to a higher proportion of payroll costs capitalized (added to the carrying value of loans) due to the high volume of PPP loans originated; and an increase in health care expense due to higher claims on C&N’s partially self-insured plan.

➢	Data processing expenses increased $1,050,000, including the impact of increases in software licensing and maintenance costs associated with core banking, lending, trust and other functions as well as professional fees associated with analysis of C&N’s online delivery channel.

➢	Other noninterest expense increased $761,000. Within this category, significant variances included the following:

●	Other operational losses increased $554,000, including estimated accruals of $340,000 for penalties related to certain information returns and an estimated accrual of $200,000 related to a state tax reporting matter.

●	Donations expense increased $460,000, mainly due to an increase in donations associated with the Pennsylvania Educational Improvement Tax Credit program.

●	Amortization of core deposit intangibles increased $318,000, mainly resulting from the Covenant acquisition.

●	Expenses related to other real estate properties decreased $340,000. The reduction resulted from the completion in the first quarter 2020 of a complex commercial workout situation for which a significant amount of expenses were incurred in 2019.

●	Consulting expenses related to the overdraft privilege program decreased $201,000 consistent with the decrease in overdraft fees collected.

➢	Professional fees expense increased $623,000, including costs associated with a change in certain trust administrative activities to handle them on an outsourced basis.

➢	Occupancy expense increased $381,000, primarily reflecting an increase due to the Covenant acquisition.

➢	Pennsylvania shares tax expense increased $309,000, reflecting the impact of an increase in Citizens & Northern Bank’s stockholder’s equity.

●	The income tax provision was $3,990,000 for the year ended December 31, 2020, up from $3,905,000 for the year ended December 31, 2019. Pre-tax income was $197,000 lower for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The effective tax rate was 17.2% for the year ended December 31, 2020, slightly higher than the 16.7% effective tax rate for the year ended December 31, 2019.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,239,100,000 at December 31, 2020, down from $2,352,793,000 at September 30, 2020 and up 35.4% from $1,654,145,000 at December 31, 2019.

●	Net loans outstanding (excluding mortgage loans held for sale) were $1,632,824,000 at December 31, 2020, down from $1,680,617,000 at September 30, 2020 and up 39.3% from $1,172,386,000 at December 31, 2019. In comparing outstanding balances at December 31, 2020 and 2019, total commercial loans were up $428.9 million (74.1%), including PPP loans of $132.3 million, total residential mortgage loans were higher by $33.6 million (5.7%) and total consumer loans were down $0.5 million (2.7%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $278.9 million at December 31, 2020, up $100.4 million (56.3%) from December 31, 2019.

●	The recorded investment in PPP loans at December 31, 2020 of $132.3 million included contractual principal balances totaling $134.8 million, adjusted by net deferred loan origination fees and a market rate adjustment on PPP loans acquired from Covenant. The term of most of the PPP loans is two years, with repayment from the SBA to occur sooner to the extent the loans are forgiven. In the fourth quarter 2020, loans with contractual balances totaling $31.9 million were forgiven by the SBA. Management expects a significant portion of the PPP loans outstanding at December 31, 2020 to be forgiven in 2021. In December 2020, legislation was passed that created a second round of PPP lending for qualified borrowers. C&N management expects to participate in the second round of PPP lending in 2021.

●	To work with clients impacted by COVID-19, C&N is offering short-term loan modifications (deferrals) on a case-by-case basis to borrowers who were current in their payments prior to modification. Prior to the merger, Covenant had a similar program in place for qualifying borrowers, and these modified loans have been incorporated into C&N’s program. These loans are not reported as past due or troubled debt restructurings during the deferral period. At December 31, 2020, there were 45 loans, with an aggregate recorded investment of approximately $37.4 million, in deferral status under the program. In comparison, at September 30, 2020, C&N had 44 loans with an aggregate recorded investment of $41.6 million in deferral status. Within these totals, loans in deferral status to commercial borrowers in the hotel industry totaled $25.1 million at December 31, 2020 and September 30, 2020.

●	Total nonperforming assets as a percentage of total assets was 1.10% at December 31, 2020, down from 1.17% at September 30, 2020 and up from 0.80% at December 31, 2019. Total nonperforming assets decreased to $24.7 million at December 31, 2020 from $27.5 million at September 30, 2020.

●	The allowance for loan losses was $11.4 million at December 31, 2020, or 0.69% of total loans as compared to $10.8 million or 0.64% of total loans at September 30, 2020. Effective July 1, 2020, C&N recorded loans purchased from Covenant at fair value. Excluding PCI loans, the remainder of the portfolio was determined to be performing and was valued at $457.6 million at July 1, 2020. The calculation of fair value included a discount for credit losses of $7.2 million, reflecting an estimate of the present value of credit losses based on market expectations. None of the performing loans purchased from Covenant were found to be impaired in the third or fourth quarters of 2020; accordingly, there was no allowance for loan losses on loans purchased from Covenant at December 31, 2020. The total allowance for loan losses and the credit adjustment on purchased non-impaired loans at December 31, 2020 was $17.4 million, or 1.05% of total loans receivable and the credit adjustment. The comparative ratios were 1.05% at September 30, 2020 and 0.93% at December 31, 2019.

●	Deposits and repo sweep accounts totaled $1,822,425,000 at December 31, 2020, down from $1,873,827,000 at September 30, 2020, and up 45.3% from $1,254,588,000 at December 31, 2019.

●	Total shareholders’ equity was $299,756,000 at December 31, 2020, up from $296,316,000 at September 30, 2020 and $244,452,000 at December 31, 2019. In the third quarter 2020, shareholders’ equity increased $41.6 million from common stock issued in the Covenant acquisition. Within shareholders’ equity, the portion of accumulated other comprehensive income related to available-for-sale debt securities was $11,676,000 at December 31, 2020, up slightly from $11,376,000 at September 30, 2020 and up from $3,511,000 at December 31, 2019. Fluctuations in accumulated other comprehensive income related to valuations of available-for-sale debt securities have been caused by changes in interest rates.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At December 31, 2020, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

●	Assets under management by C&N’s Trust and Financial Management Group amounted to $1,103,228,000 at December 31, 2020, up 8.9% from $1,012,986,000 at September 30, 2020 and 9.5% from $1,007,113,000 at December 31, 2019. Fluctuations in values of assets under management reflect the impact of high recent market volatility.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York, as well as loan production offices in Elmira, New York and York, Pennsylvania. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: the effect of COVID-19 and related events, which could have a negative effect on C&N’s business prospects, financial condition and results of operations, including as a result of quarantines; market volatility; market downturns; changes in consumer behavior; business closures; deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligations to C&N (and any related forbearances or restructurings that may be implemented); changes in the value of collateral securing outstanding loans; changes in the value of the investment securities portfolio; effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls; declines in the demand for loans and other banking services and products, as well as increases in non-performing loans, owing to the effects of COVID-19 in the markets served by C&N and in the United States as a whole; declines in demand resulting from adverse impacts of the disease on businesses deemed to be “non-essential” by governments and individual customers in the markets served by C&N; or branch or office closures and business interruptions triggered by the disease; changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions caused by factors other than COVID-19; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.